SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934*
                                (Amendment No. 1)

                              Carver Bancorp, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    14687510
                                 (CUSIP Number)

                                December 26, 2002
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

|_|    Rule 13d-1(b)
|X|    Rule 13d-1(c)
|_|    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14687510                    13G                      Page 2 of 5 Pages
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1        NAME OF REPORTING PERSON
         SS. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Voluntary)

         Richard D. Parsons
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
                          5          SOLE VOTING POWER
                                                                         135,000
       NUMBER OF     -----------------------------------------------------------
         SHARES           6          SHARED VOTING POWER
      BENEFICIALLY                                                             0
        OWNED BY     -----------------------------------------------------------
          EACH            7          SOLE DISPOSITIVE POWER
       REPORTING                                                         135,000
         PERSON      -----------------------------------------------------------
                          8          SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         135,000
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.88% of shares of Common Stock outstanding as of November 30, 2002.
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  Item 1(a)

Name of Issuer:                       Carver Bancorp, Inc.

                                                  Item 1(b)

Address of Issuer's Principal         75 West 125th Street
Executive Office:                     New York, NY  10027

                                                  Item 2(a)

Name of Person Filing:                Richard D. Parsons

                                                  Item 2(b)

Address of Residence:                 166 Duane Street  PHB
                                      New York, NY  10013

                                                  Item 2(c)

Citizenship:                          U.S.A.

                                                  Item 2(d)

Title of Class of Securities:         Common Stock

                                                  Item 2(e)

CUSIP Number:                         14687510

                                                    Item 3
Not applicable.

                                     Item 4

Ownership:

(a)..Amount Beneficially Owned.................................          135,000
(b)..Percent of Class..........................................            5.88%
(c)..Number of shares as to which such person has: ............
       (i) sole power to vote or to direct the vote............          135,000
      (ii) shared power to vote or to direct the vote .........                0
     (iii) sole power to dispose or to direct disposition of ..          135,000
      (iv) shared power to dispose or to direct disposition of.                0

                                     Item 5

                  Not applicable.

                                     Item 6

                  Not applicable.

                                     Item 7

                  Not applicable.

                                     Item 8

                  Not applicable.

                                     Item 9

                  Not applicable.

                                     Item 10

Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 30, 2003

                                     (Date)

                                          By:   /s/Richard D. Parsons
                                                ----------------------
                                          Name: Richard D. Parsons